EXHIBIT (h) (45)

                              OPERATING AGREEMENT


      This Agreement is made as of June 17, 1999, between Charles Schwab & Co., Inc. ("Schwab"), a California corporation, Firstar Investment Research and Management Co., LLC ("Fund Affiliate"), and each registered investment company executing this Agreement ("Fund Company"), on its own behalf and on behalf of each of its series or classes of shares listed on Schedule I ("Fund(s)"), as amended from time to time. In the event there are no series or classes of shares listed on Schedule 1, then the term "Fund" shall mean "Fund Company."

      WHEREAS, Fund Company and Fund Affiliate wish to have shares of the Fund(s) available to investors for purchase and redemption through Schwab's Mutual Fund Marketplace/R ("MFMP");

      WHEREAS, certain policies, procedures and information are necessary to enable the Fund(s) to participate in the MFMP; and

      WHEREAS, Schwab is willing to permit the Fund(s) to participate in its MFMP pursuant to the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1.   Operating Procedures
          --------------------

            Schwab will open an omnibus account (the "Account") with each Fund through which it will purchase and redeem shares, settle transactions, reconcile transactions, obtain pricing, reinvest distributions and maintain records in accordance with the Operating Procedures set forth in Exhibit A hereto. In addition, the parties agree to transfer accounts, communicate with Fund shareholders and perform other obligations in accordance with the Operating Procedures.

     2.   Qualification Requirements
          --------------------------

          a. Schwab will only place purchase orders for shares of a Fund on behalf of an MFMP investor whose account address recorded on Schwab's books is in a state or other jurisdiction in which Fund Company has advised Schwab that such Fund has qualified its shares for sale under applicable law. Fund Company shall advise Schwab immediately if any such qualification is terminated or if it wishes Schwab not to place purchase orders for a Fund on behalf of MFMP investors whose account addresses are in a particular state or other jurisdiction.

          b. Schwab will, upon request, (i) furnish Fund Company with monthly written statements of the number of shares of each Fund purchased on behalf of MFMP investors whose account addresses are in one or more states or other jurisdictions indicated by Fund Company or (ii) on a daily basis, transmit to an electronic database provider with whom Schwab has established effective systems interfaces information regarding the number of shares of each Fund purchased on behalf of MFMP investors whose account addresses are in each state for retrieval by Fund Company. Fund Company or Fund Affiliate shall be responsible for all reasonable fees and other reasonable charges of such database provider in connection with Schwab's transmission of such information to and Fund Company's retrieval of such information from such database provider.

     3.   Compliance Responsibilities
          ---------------------------

          a. Fund Company is responsible for (i) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material of or relating to each Fund with all applicable laws, rules and regulations (except for advertising or marketing material prepared by Schwab that was not published or provided to Schwab by or on behalf of Fund Company or any Affiliate (defined below) or accurately derived from information published or provided by or on behalf of Fund Company or any Affiliate), (ii) the distribution and tabulation of proxies in accordance with all applicable laws, rules and regulations (except for such proxy related services provided by Schwab's mailing agent), (iii) the registration or qualification of the shares of each Fund under all applicable laws, rules and regulations, and (iv) the compliance by Fund Company and each Affiliate of Fund Company, as that term is defined below, with all applicable laws, rules and regulations (including the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended), and the rules and regulations of each self-regulatory organization with jurisdiction over Fund Company or Affiliate, except to the extent that the failure to so comply by Fund Company or any Affiliate is caused by Schwab's breach of this Agreement. Fund Company's responsibilities under Sections 3(a)(i) to 3(a)(iv) include, but are not limited to, compliance of information published, distributed, or made available, and activities conducted through, the Internet and any other electronic medium. For purposes of this Agreement, an "Affiliate" of a person means (i) any person directly or indirectly controlling, controlled by, or under common control with, such person, (ii) any officer, director, partner, corporation, or employee of such person, and (iii) if such person is an investment company, any investment advisor thereof or any member of the advisory board thereof.

          b. In the event that the Account holds five percent (5 %) or more of the outstanding Fund shares, Fund Company will be responsible for requesting Schwab to confirm its status as shareholder of record and to confirm whether any MFMP investor beneficially owns five percent (5%) or more of the outstanding Fund shares through its Schwab brokerage account. For this purpose, Fund Company shall indicate in its inquiry the number of Fund shares that equal five percent (5 %) of outstanding Fund shares. Schwab shall promptly reply to any such inquiries.

          c. Schwab is responsible for Schwab's compliance with all applicable laws, rules and regulations governing Schwab's performance under this Agreement, except to the extent that Schwab's failure to comply with any law, rule or regulation is caused by Fund Company's breach of this Agreement, or its willful misconduct or negligence in the performance or failure to perform its obligations under this Agreement.

          d. Except as otherwise set forth in this Agreement, any communication, instruction or notice made pursuant to this Agreement may be made orally, provided that such oral communication is on a recorded telephone line or is promptly confirmed in writing by facsimile transmission. Schwab is entitled to rely on any communications, instructions or notices which it reasonably believes were provided to it by Fund Company, any Affiliate or their agents authorized to provide such communications, instructions or notices to Schwab. Fund Company is entitled to rely on any communications, instructions or notices it reasonably believes were provided to it by Schwab, or its agents authorized to provide such communications, instructions or notices to Fund Company.

          e. Except to the extent otherwise expressly provided in this Agreement, neither party assumes any responsibility hereunder, or will be liable to the other, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

          f. Fund Company, as to each Fund severally and not jointly, shall indemnify and hold harmless Schwab and each director, officer, employee and agent of Schwab from and against any and all losses, claims, liabilities and expenses (including reasonable attorney's fees) ("Losses") incurred by any of them arising out of (i) any untrue statement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any prospectus, registration statement, annual or other periodic report or proxy statement of the Fund or in any advertising or promotional material published or provided to Schwab by or on behalf of Fund Company or any Affiliate or accurately derived from information published or provided by or on behalf of Fund Company or any Affiliate, (ii) any violation of any law, rule or regulation relating to the registration or qualification of shares of the Fund, (iii) any breach by Fund Company of any representation, warranty or agreement contained in this Agreement, or (iv) any willful misconduct or negligence by Fund Company or a Fund in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by Schwab's breach of this Agreement or its willful misconduct or negligence in the performance, or failure to perform, its obligations under this Agreement. This Section 3(f) shall survive termination of this Agreement.

      4.  Account Establishment and Maintenance Fees
          ------------------------------------------

      Fund Affiliate shall pay to Schwab such fees as are set forth on Schedule II hereto to reimburse Schwab for its costs in establishing and maintaining Account(s) for each Fund. The fee shall be paid at the time and in the manner set forth in Schedule II.

     5.   Representations and Warranties
          ------------------------------

          a. Fund Company represents and warrants that (i) each Fund is in compliance with the conditions and qualifications set forth in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers Regulation, Inc. ("NASDR"), as amended from time to time ("Rule 2830"), which enable a member of the National Association of Securities Dealers, Inc. ("NASD") to offer or sell shares of the Fund; and (ii) each Fund marked with an asterisk on Schedule I is a "no load" or "no sales charge" Fund as defined in Rule 2830. If a Fund, for any reason, fails to satisfy the terms and conditions of Rule 2830, Fund Company will notify Schwab immediately of such failure to satisfy the terms and conditions and the reason therefor.

          b.   Schwab represents and warrants that it is a member of the NASD.

     6.   Use of Parties' Names
          ---------------------

          a. Without Schwab's prior written consent, Fund Company will not cause or permit the use, description, or reference to Schwab, or to the relationship contemplated by this Agreement in any advertisement or promotional materials or activities, including, without limitation, any advertisement or promotional materials published, distributed, or made available, or any activity conducted through, the Internet or any other electronic medium.

          b. Fund Company authorizes Schwab to use the names or other identifying marks of Fund Company and Fund in connection with the operation of the MFMP.

          c. Fund Company may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon Fund Company's reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Fund Company or such Fund, or (ii) if any of the Funds cease to be available through the MFMP; provided, however, that Schwab may, in its discretion, continue to use materials prepared or printed prior to the withdrawal of such authorization or in the process of being prepared or printed at the time of such withdrawal.

     7.   Proprietary Information
          -----------------------

          Each party hereto acknowledges that the identities of the other party's customers, information maintained by such other party regarding those customers, and all computer programs and procedures developed by such other party or such other party's Affiliates or agents in connection with such other party's performance of its duties hereunder constitute the valuable property of such other party. Each party agrees that should it or its Affiliate or agent come into possession of any list or compilation of the identities of or other information about the other party's customers, or any other property of such party, pursuant to this Agreement or any other agreement related to services under this Agreement, the party who acquired such information or property, or whose Affiliate or agent acquired such information or property, shall use its best efforts to hold, or to cause its Affiliate or agent to hold, such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (i) with the other party's prior written consent, or (ii) as required by law or judicial process. Each party acknowledges that any breach of the foregoing agreements as to another party would result in immediate and irreparable harm to such other party for which there would be no adequate remedy at law and agrees that in the event of such a breach such other party will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

     8.   Assignability
          -------------

          This Agreement is not assignable by either party without the other party's prior written consent, and any attempted assignment in contravention hereof shall be null and void and not merely voidable; provided, however, that Schwab may, without the consent of Fund Company, assign its rights and obligations under this Agreement to any Affiliate.

     9.   Exhibits and Schedules; Entire Agreement
          ----------------------------------------

          All Exhibits and Schedules to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement. This Agreement (including the Exhibits and Schedule hereto) constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the date on which this Agreement has been executed and delivered by Schwab, Fund Affiliate and Fund Company.

     10.  Amendment
          ---------

          This Agreement may be amended only by a writing executed by each party hereto that is to be bound by such amendment, except as provided in this
Section 10.  Exhibit A and Schedule II may each be amended by Schwab on forty
(40) days' written notice to Fund Company or such earlier time as shall be agreed to by the parties. Exhibits B and C shall be amended by Fund Company in the event of any change to the information contained therein.

     11.  Governing Law
          -------------

          This Agreement shall be governed by and interpreted under the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the state.

     12.  Arbitration.
          -----------

          In the event of a dispute between Fund Company, Fund Affiliate and Schwab relating to or arising out of this Agreement or the relationship of the parties hereto, the parties will submit the matter to arbitration in accordance with paragraphs a, b, and c below.

          a. Arbitration will be held in San Francisco, California, in accordance with the rules and regulations of the NASD, except, (i) in the event that the NASD is unwilling to accept jurisdiction of the matter, such arbitration will be held in San Francisco, California in accordance with the rules and regulations of the American Arbitration Association, and (ii) in the event that a non-party to this Agreement brings an arbitration against Schwab or Fund Company or Fund Affiliate relating to or arising out of this Agreement, then the parties agree to arbitrate in whichever arbitration forum such arbitration is brought.

          b. If the arbitration is brought by one of the parties hereto, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the NASD or American Arbitration Association, as appropriate. The arbitrators shall be attorneys specializing in securities law. Any award of the arbitrators will be limited to compensatory damages and will be conclusive and binding upon the parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

          c. Each party will bear its own expenses, including legal and accounting fees, if any, with respect to the arbitration. The arbitrator will designate the party to bear the expenses of the arbitration or the respective amounts of such expense to be borne by each party. Any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of the award.

          d. Nothing in this Section 12 will prevent either party from resorting to judicial proceedings or otherwise for injunctive relief to prevent serious irreparable harm or injury to a party or to others.

     13.  Effectiveness and Termination
          -----------------------------

          a. The effective date of this Agreement as to any Fund shall be the later of the date on which this Agreement is made or the date set forth opposite the name of the Fund on Schedule I.

          b. This Agreement may be terminated as to any Fund by Schwab immediately upon written notice to Fund Company. This Agreement may be terminated as to any Fund by Fund Company upon thirty (30) days' written notice to Schwab.

          c. Upon the termination date for any Fund, Schwab will no longer make the Fund shares available for purchase by investors through the MFMP. Schwab reserves the right to transfer the Fund shares of MFMP investors out of the Account. If Schwab continues to hold the Fund shares on behalf of MFMP investors in the Account, the parties agree to be obligated under, and act in accordance with, the terms and conditions of this Agreement with respect to such shares.

            IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.

CHARLES SCHWAB & CO., INC.                FIRSTAR FUNDS, INC., on its own behalf
                                          and on behalf of each Fund listed on
By: /s/ Fred Potts                        Schedule I hereto, as amended from
    --------------------------------      time to time
      Fred Potts
      Vice President/Mutual Funds
      Operations Administration           By:   /s/ Mary Ellen Stanek
                                                ------------------------------

Date: July 5, 1999                        Name:  Mary Ellen Stanek
     -------------------------------            ------------------------------

                                          Title: President
                                                ------------------------------
FIRSTAR INVESTMENT RESEARCH AND
MANAGEMENT CO., LLC                       Date:  June 21, 1999
                                                ------------------------------

By:    /s/ Laura Rauman
      -----------------------------

Name:  Laura Rauman
      -----------------------------

Title: Vice President
      -----------------------------

Date:  June 21, 1999
      -----------------------------



                                   SCHEDULE I
                           TO THE OPERATING AGREEMENT


      Fund Company/Funds                                          Effective Date
      ------------------                                          --------------
      Firstar Funds, Inc.
          Firstar Bond IMMDEX/TM Fund, Retail A Shares                6/17/99
          Firstar Growth Fund, Retail A Shares                        6/17/99
          Firstar Growth & Income Fund, Retail A Shares               6/17/99
          Firstar Intermediate Bond Market Fund, Retail A Shares      6/17/99
          Firstar MicroCap Fund, Retail A Shares                      6/17/99


* Indicates that Fund is a "no-load" or "no sales charge" Fund as defined in Rule 2830 of the NASDR.

SI Indicates that Fund is available only to MFMP investors through Schwab Institutional or another advice program offered or made available by financial institutions clearing transactions through Schwab.



                                  SCHEDULE II
                           TO THE OPERATING AGREEMENT
              Fees to Establish and Maintain Account(s) for a Fund


ESTABLISHMENT FEE

      The Establishment Fee for the Account(s) for the initial Fund established on Schwab's system shall be $18,000 plus an additional amount determined as follows for any negotiation of this Operating Agreement with Schwab's in house or external legal counsel: $2,000 for each 10 hour period of such attorney time or any incremental portion thereof. The Establishment Fee for the Account(s) for each additional Fund, whether added at the same time or subsequent to the initial Fund, shall be $6,000. The Establishment Fee for each Fund shall be paid prior to establishment of the Account(s) for such Fund.

MAINTENANCE FEE

     a. The Maintenance Fee as to the Account(s) for each Fund shall be billed in arrears on February 28 (or February 29 in a leap year) and August 31 (each an "Assessment Date") on the first Assessment Date after the establishment of the Account(s) for the Fund on the Schwab system. The Maintenance Fee as to the Account(s) of a Fund shall continue to be paid as long as there are any shares held in the Account(s). The Maintenance Fee shall be paid by wire transfer within ten (10) days after Fund Company's receipt of the invoice. Such wire transfers shall be separate from wire transfers of redemption proceeds or distributions under this Agreement.

     b      The Maintenance Fee as to the Account(s) for a Fund is $1,000 per
full month of establishment on Schwab's system since the previous Assessment Date unless the assets held in the Account(s) for the Fund are in excess of $5 million on the Assessment Date. If the assets held in the Account(s) for a Fund are in excess of $5 million on the Assessment Date, then the Maintenance Fee as to the Account(s) for the Fund for such period is $0.

     c      For purposes of this calculation, the value of the shares of each
Fund will be the net asset value reported by such Fund to the National Association of Securities Dealers, Inc. Automated Quotation System. No adjustments will be made to the net asset values to correct errors in the net asset values so reported for any Assessment Date unless such error is corrected and the corrected net asset value per share is reported to Schwab before 5 o'clock, p.m., San Francisco time, on the next business day after the Assessment Date to which the error relates. For purposes of this Exhibit, a "Business Day" is any day the New York Stock Exchange is open for trading.

                                   EXHIBIT A

                              OPERATING PROCEDURES

     1.   The Account
          -----------

          a. Schwab will open an Account with each Fund. The Account shall be registered:

                  Charles Schwab & Co., Inc.
                  Special Custody Account for the Exclusive Benefit of Customers
                  Attention:  Mutual Funds
                  101 Montgomery Street
                  San Francisco, California  94104

The Account will be set up for the reinvestment of capital gains and dividend distributions.

          b. The Fund shall designate the Account with account numbers. Account numbers will be the means of identification when the parties are transacting in the Account.

          c. The Parties acknowledge that the Account is an omnibus account in Schwab's name with shares held by any number of beneficial owners. Schwab represents that the shares in the Account are customer securities and are segregated from Schwab's own assets. Fund Company represents that the shares in the Account are carried free of any charge, lien or payment of any kind in favor of the Fund or any person claiming through the Fund.

          d. The Account shall be kept open on the Fund's books regardless of a lack of activity or small position size, except to the extent that Schwab takes specific action to close the Account, or to the extent the Fund's prospectus reserves the right to close accounts that are inactive. In the latter case, Fund Company will give prior notice to Schwab before closing any Account.

          e. Schwab has the right to open additional accounts from time to time to accommodate other investment options and features, and to consolidate existing accounts if and when appropriate to meet the needs of the MFMP. In the event that it is necessary for Schwab to open an account with a Fund for the payment of distributions in cash, the term "Account" shall mean both the account for the reinvestment of capital gains and dividend distributions and the account for the payment of distributions in cash.

          f. Schwab reserves the right to issue instructions to each Fund to move shares between the Account and any other account Schwab may open.

     2.   Purchase and Redemption Orders
          ------------------------------

          For each day on which any MFMP investor places with Schwab a purchase or redemption order for shares of a Fund, Schwab shall aggregate all such purchase orders and aggregate all such redemption orders and communicate to the Fund an aggregate purchase order and an aggregate redemption order.

     3.   Authorization to Receive Orders on Fund's Behalf
          ------------------------------------------------

          a. Fund Company hereby designates and authorizes Schwab to receive purchase and redemption orders in proper form ("Orders") from MFMP investors on the Fund's behalf for purposes of Rule 22c-1, so that any such MFMP investor will receive the share price next computed by the Fund after the time at which such MFMP investor places its Order with Schwab.

          b. Fund Company further agrees that Schwab may designate and authorize such intermediaries as it deems necessary, appropriate or desirable ("Sub-Designees"), to receive Orders from their customers on the Fund's behalf for purposes of Rule 22c-1, so that any such customer will receive the share price next computed by the Fund after the time at which such customer places its Order with Sub-Designee. Schwab shall be liable to Fund Company and the Funds for compliance with the terms of this Section 3b to the same extent as if Schwab itself had acted or failed to act instead of the Sub-Designee.

          c.      Schwab agrees that, except as set forth in Section 4b below,
(a) Orders received by Schwab or a Sub-Designee prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) ("Market Close") on any Business Day ("Day 1") (such Orders are referred to herein as "Day 1 Trades") will be transmitted by Schwab to the Fund by 8:00 p.m. Eastern Time on the same Business Day; and (b) Orders received by Schwab or Sub-Designees at or after Market Close on any business day (such Orders are referred to herein as "Day 2 Trades") will be transmitted by Schwab to the Fund by 8:00 p.m. Eastern Time on the next Business Day ("Day 2"). For purposes of this Exhibit, a "business day" is any day the New York Stock Exchange is open for trading.

          d. In connection with this Section 3 of Exhibit A, Fund Company represents and warrants to Schwab that all necessary legal and other actions have been taken to authorize Schwab to receive purchase and redemption Orders from MFMP investors on behalf of the Funds for purposes of Rule 22c-1 under the 1940 Act by each Fund's board of directors or board of trustees, and that it will cause each Funds' board of directors or board of trustees to take such necessary legal and other actions regarding the annual review of such authorization.

          e. In connection with this Section 3 of Exhibit A, Schwab represents and warrants that:

               (i) Schwab's internal control structure over the processing and transmission of Orders for Fund transactions is suitably designed to prevent or detect on a timely basis Orders received after Market Close from being aggregated with Orders received before Market Close, and to minimize errors that could result in late transmission of Orders to the Funds;

               (ii) it will cause an independent public accountant or other qualified independent party annually to review Schwab's internal control structure and prepare a written report to Schwab concerning the structure's adequacy for the obligations undertaken by Schwab under this Agreement, and that upon receipt of its internal control structure report, it will make such report available to Fund Company or any Fund upon written request; and

               (iii) it will also require each Sub-Designee to retain an independent public accountant or other qualified independent party annually to review Sub-Designee's internal control structure and prepare a written report to Schwab and the Sub-Designee concerning the structure's adequacy for the obligations undertaken by Sub-Designee as set forth in this Agreement, and that, upon its receipt of any internal control structure report of any Sub-Designee, it will make such report available to Fund Company or any Fund upon written request.

     4.   Fund's Pricing of Orders
          ------------------------

          a. Fund Company agrees that, except as set forth in Section 4b below, Day 1 Trades will be effected at the net asset value of each Fund's shares ("Net Asset Value") calculated as of Market Close on Day 1, provided such trades are received by the Fund by 8:00 p.m. Eastern Time on Day 1; and Day 2 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 2, provided such trades are received by the Fund by 8:00 p.m. Eastern Time on Day 2. Fund Company agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Fund prior to Market Close on Day 1, and Day 2 Trades will have been received by the Fund prior to Market Close on Day 2, for all purposes, including, without limitation, effecting distributions (if distributions are paid based on the date Trades are effected).

          b. Notwithstanding Sections 3c and 4a above, Fund Company agrees that, if Schwab is prevented from transmitting Day 1 Trades to the Fund by 8:00 p.m. Eastern Time on Day 1 due to unforeseen circumstances, such as computer system failures, natural catastrophes, or other emergencies or human error, then Schwab may transmit such Day 1 Trades by 9:30 a.m. Eastern Time on Day 2, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1, provided that Schwab notifies the Fund of such contingency prior to 8:00 p.m. Eastern Time on Day 1.

     5.   Settlement of Transactions
          --------------------------

          a. Schwab and Fund Company will settle Day 1 Trades on Day 2 and will settle Day 2 Trades on Day 3 (each, respectively, a "Settlement Date").

          b. Schwab will transmit the aggregate purchase price of all the purchase Orders for a given trade date to the Fund by wire transfer on the appropriate Settlement Date.

          c. Fund Company will cause the Fund(s) to send to Schwab the aggregate proceeds of all redemption Orders for the Fund(s) placed by Schwab on a given trade date on the appropriate Settlement Date. Such redemption proceeds will be sent by wire transfer on the Settlement Date for the redemption Orders; provided that Fund Company may, in its discretion, send such proceeds by check if the aggregate amount is less than $250. Wire transfers of redemption proceeds shall be separate from wire transfers for other purposes.

          d. Each wire transfer of redemption proceeds shall indicate, on the Fed Funds wire system, the amount thereof attributable to each Fund; provided, however, that if the number of entries would be too great to be transmitted through the Fed Funds wire system, Fund Company shall, on the day the wire is sent, notify Schwab of such entries. The cost of the wire transfer is the responsibility of the party sending the wire. The interest cost associated with any delayed wire is the responsibility of the party sending the wire and will be charged at the Federal Funds rate for Schwab, and as set forth in Section 5(f) below for Fund Company.

          e. Should a Fund need to extend settlement on a trade, including without limitation Orders under any amendment to this Operating Agreement to implement retirement plan order processing, Fund Company must contact Schwab by 7:00 p.m. Eastern time on trade date to discuss the extension. For purposes of determining the length of settlement, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats shareholders that hold Fund shares directly with the Fund.

          f. If Fund Company does not settle redemption orders on Settlement Date and has not contacted Schwab by 7:00 p.m. Eastern Time on trade date to discuss such extension of settlement (even if such extension is due to a systems problem unknown on trade date), then Schwab may, at its option, take any or all of the following actions:

                  (i) Charge Fund Affiliate interest on the amount of the redemption proceeds due to it, as follows:

                        (A) For the first day, (a) Schwab may charge Fund Affiliate interest at the Federal Funds "offered" rate for such day as published in The Wall Street Journal if the amount does not exceed $1 million, or (b) Schwab may charge Fund Affiliate interest at the Prime Rate for such day as published in The Wall Street Journal if the amount exceeds $1 million; and

                        (B) For each day following, Schwab may charge Fund Affiliate interest at the Prime Rate for each such day as published in The Wall Street Journal, plus 2% per annum; and

                  (ii) Upon notice to Fund Company, on any subsequent Settlement Date and for so long as such redemption proceeds are due to it:

                        (A) Schwab may settle purchase orders and redemption orders net of each other for such Fund; and/or

                        (B) Schwab may net any redemption proceeds still due to it against any net or gross purchase amount due from it to the Fund.

          g. In the event that a Fund cannot verify redemption proceeds, Fund Company will settle trades and forward redemption proceeds in accordance with this Agreement based on the information provided by Schwab. Schwab will be responsible for the accuracy of all trade information provided by it.

          h. Fund Company represents that each Fund that has reserved the right to redeem in kind has filed Form N-18F-1 with the Securities and Exchange Commission. For purposes of complying with the Fund's election on Form N-18F-1, Fund Company agrees that it will treat as a "shareholder" each shareholder that holds Fund shares through the Account, provided that Schwab provides to Fund Company, upon request, the name or account number, number of Fund shares and other relevant information for each such shareholder. Fund Company acknowledges that treatment of Schwab as the sole shareholder of Fund shares held in the Account for purposes of applying the limits in Rule 18f-1 under the 1940 Act would be inconsistent with the intent of Rule 18f-1 and the Fund's election on Form N-18F-1 and could unfairly prejudice shareholders that hold Fund shares through the Account.

     6.   Account Reconciliation Requirements
          -----------------------------------

          a. Schwab shall verify, on a next day basis, Orders placed for the Account with each Fund. All activity in the Account must be reflected. Therefore, any "as of" activity must be shown with its corresponding "as of" dates.

          b. Schwab must receive statements on or before the eighth Business Day of each month, even if there has been no activity in the Account during the period, unless Schwab can verify transactions by electronic transmission.

          c. The parties agree to notify each other and correct any error in the Account with any Fund upon discovery. If an error is not corrected by the day following discovery, each party agrees to make best efforts to avoid this from hindering any routine daily operational activity.

     7.   Pricing Information
          -------------------

          For every Business Day on which there is a transaction in the Account and for each month-end Business Day, Fund Company will provide to Schwab prior to 7:00 p.m., Eastern Time, each Fund's closing Net Asset Value and public offering price (if applicable) for that day and/or notification of no price for that day. Fund Company shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Fund (e.g. natural disasters, etc.).

     8.   Distributions
          -------------

          a. Fund Company shall provide distribution information to Schwab in a timely manner to enable Schwab to pay distributions to its MFMP investors on or as close to payable date as practicable. As to each Fund, Fund Company or such Fund shall provide Schwab with (i) the record date, ex-dividend date, and payable date with respect to a Fund as soon as practicable after it is announced, but no later than three (3) Business Days prior to record date, (ii) the record date share balance in the Account and the distribution rate per share on the first Business Day after record date, and (iii) the reinvest price per share as soon as it is available. Other distribution information required by Schwab from time to time for payment of distributions to its MFMP investors shall be provided by Fund Company on such dates as are agreed upon between Schwab and Fund Company, but no later than payable date.

          b. For purposes of effecting cash distributions for MFMP investors who have elected to receive their capital gains distributions and/or dividends in cash, prior to 10:00 a.m., Eastern Time, on the next Business Day following receipt of the reinvest price per share as provided in paragraph 8(a)(iii) above, Schwab shall notify Fund Company of the aggregate number of Fund shares necessary to make an adjusting reconciling transaction to void the purchase of such number of shares. Fund Company or such Fund shall wire the proceeds from said adjusting reconciling transaction from the Fund to the designated Schwab account on the same Business Day. Schwab shall use such proceeds to pay the distribution in cash to MFMP investors who have elected to receive such distributions in cash.

          c. In the event that Schwab maintains an Account with a Fund for the payment of distributions in cash, Fund Company shall wire, on payable date, any cash distribution from the Fund to Schwab.

          d.      (i)   With respect to a consolidated omnibus Account, and for
purposes of effecting cash distributions for investors who have elected to receive their capital gains distributions and/or dividends in cash, if Fund Company does not wire the cash proceeds to Schwab on the next Business Day after the ex-dividend date for such distribution (a "Due Date"), then Schwab may, at its option, charge Fund Affiliate interest on the amount of such cash proceeds outstanding on or after the Due Date as set forth in Section 8 (d)(iii) below.

                  (ii) With respect to a cash distribution Account, if Fund Company does not wire the cash distribution to Schwab on the payable date for such distribution (also a "Due Date"), then Schwab may, at its option, charge Fund Affiliate interest on the amount of such cash distribution outstanding on or after the Due Date as set forth in Section 8 (d)(iii) below.

                  (iii) (A) For the Due Date, Schwab may charge Fund Affiliate interest at the Federal Funds "offered" rate for such day as published in The Wall Street Journal if the amount does not exceed $1 million, and Schwab may charge Fund Affiliate interest at the Prime Rate for such day as published in The Wall Street Journal if the amount exceeds $1 million.

                        (B) For each day following the Due Date, Schwab may charge Fund Affiliate interest at the Prime Rate for each such day as published in The Wall Street Journal, plus 2% per annum.

          e. For each Fund that pays daily dividends, Fund Company shall provide on a daily basis, the following record date information: daily rate, account share balance, account accrual dividend amount (for that day), account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts.

          f. For each Fund that pays daily dividends, each Fund shall accrue dividends, commencing on the settlement date for the purchase of Fund shares and terminating on the trade date for the redemption of Fund shares.

          g. For annual tax reporting purposes, Fund Company shall inform Schwab by January 15 of the portion of each Fund's distributions for the previous calendar year that include dividends, capital gains, and tax reclassifications; and by February 15, the portion of each Fund's distributions for the previous calendar year that include foreign source income, tax exempt income by state of origin or return of capital, U.S. government obligation interest, creditable and non-creditable foreign tax, dividends eligible for the corporate dividends received deductions, and redemption and exchange proceeds and throwback dividends.

          h. In conformance with its status as a broker/dealer holding its customers securities in street name, Schwab shall prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations and (iii) gross proceeds of sales transactions as required.

          i. Upon notice from Fund Company, Schwab shall effect mergers, splits and other reorganization activities of a Fund for its customers.

     9.   Price and Distribution Rate Errors
          ----------------------------------

          a. In the event adjustments are required to correct any error in the computation of the Net Asset Value or public offering price of a Fund's shares or in the distribution rate for a Fund's shares, Fund Company shall notify Schwab upon discovering the need for such adjustments. Notification may be made orally, but must be confirmed in writing.

          b. Schwab and Fund Company shall agree promptly and in good faith to a resolution of the error, and no adjustment for the error shall be taken in the Account until such agreement is reached. Following resolution, upon request by Schwab, Fund Company shall provide Schwab with written notification of the resolution. The letter shall be written on Fund Company letterhead and must state for each day on which an error occurred the incorrect price or rate, the correct price or rate, and the reason for the price or rate change. Fund Company agrees that Schwab may send this writing, or derivation thereof, to Schwab's MFMP investors whose accounts are affected by the price or rate change.

          c. If an MFMP investor has received cash in excess of what he is entitled, Schwab will, when requested by Fund Company, and to the extent practicable and permitted by law, debit the customer's brokerage account in the amount of such excess, but only to the extent of any cash in the account, and repay it to the Fund. In no event, however, shall Schwab be liable to Fund Company or the Fund for any such amounts. Upon the request of Fund Company, Schwab shall provide Fund Company with the name of Schwab's customer and other relevant information concerning the customer's brokerage account to assist Fund Company in the collection from Schwab's customer of any such excess amount not repaid to the Fund.

          d. If adjustment is necessary to correct an error which has caused Schwab's customers to receive dollars or shares less than that to which they are entitled, the Fund shall, as appropriate and as mutually agreed by the parties pursuant to 9(b) above, make all necessary adjustments to the number of shares owned in the Account and/or distribute to Schwab any and all amounts of the underpayment. Schwab will credit the appropriate amount of such shares or payment to each MFMP investor.

          e. For purposes of making adjustments, including the collection of overpayments, Fund Company agrees to treat shareholders that hold Fund shares through the Account the same as it treats shareholders that hold Fund shares directly with the Fund. When making adjustments for an error, a Fund shall not net transactions for that day in the Account.

     10.  Record Maintenance
          ------------------

          a. Schwab maintains records for each of its customers who holds Fund shares through the Account, which records include:

          i.      Number of shares;
          ii. Date, price and amount of purchases and redemptions (including dividend reinvestments) and date and amounts of dividends paid for at least the current year to date;
          iii. Name and address of each of its customers, including zip codes and social security numbers or taxpayer identification numbers;
          iv.     Records of distributions and dividend payments;
          v.      Any transfers of shares; and
          vi.     Overall control records.

          b. Schwab posts transactions in Fund shares to its customers' brokerage accounts.

     11.  Transfer of Accounts
          --------------------

          a. Fund Company agrees to transfer shares between direct accounts for MFMP investors or other street name brokers held with a Fund and the Account on the Fund's records. For the purpose of expediting direct transfers from accounts for MFMP investors, Fund Company will accept by facsimile transmission a summary sheet of information ("Summary Sheet") indicating the customers' names, account numbers, the Fund affected and the number of shares to be re-registered or liquidated. For record keeping purposes, actual copies of transfer forms will be forwarded to a Fund upon its request for such forms.

          b. Schwab represents and warrants that for each transfer and liquidation transfer indicated in the Summary Sheet, it holds each underlying instruction for re-registration or liquidation signed by its customer, and that its customer's signature on such instruction is signature guaranteed by Schwab pursuant to the New York Stock Exchange's Medallion Signature Program. Schwab will retain these documents for the period required by any applicable law rule or regulation.

          c. Schwab agrees to indemnify and hold harmless Fund Company, the Fund and each director, officer, employee and agent of Fund Company ("indemnified person") from and against any and all Losses incurred by any of them arising out of the impropriety of any transfer or liquidation transfer effected by the Fund in reliance on the Summary Sheet to the same extent as provided under the New York Stock Exchange's Medallion Signature Program, except to the extent such Losses arise out of the failure of any indemnified person to comply with the instructions on the Summary Sheet.

          d. Fund Company shall process all transfer and liquidation requests into the appropriate Account. Schwab as custodian is qualified to accept in the Accounts shares from Fund IRA, Keogh or 401(k) accounts. At no time shall any Fund establish separate accounts registered to Schwab for the benefit of individual shareholders. In the event any such account is mistakenly opened, Schwab reserves the right to instruct such Fund to move Fund shares to the Account.

          e. Fund Company must confirm to Schwab the completion of each transfer on the day it occurs. The confirming information shall include the number of shares, date ("as of" date if unavoidable delay), transaction date, account number of the customer and the Account, registration, accrued dividends and account type (i.e., IRA, Keogh, 401(k), etc.).

          f. Transfer processing after record date but prior to payable date will include all accrued dividends. Each Fund is responsible for monitoring all completed full transfers for "trailing" dividends. Should a "trailing" dividend appear in an account, a Fund shall send such dividend to Schwab within five (5) Business Days, along with a specific written notification thereof. Notification shall include details of the dividend and customer, including the customer's social security number or taxpayer identification number, and/or the account number for the Account to which the transfer was made.

          g. If MFMP investors submit share certificates for transfer into their Schwab brokerage accounts, Schwab will send such certificates, properly endorsed to the applicable Fund, for transfer into the Account with such Fund. Upon Schwab's request, Fund Company agrees to provide the status of said certificates and book share balances.

     12.  Shareholder Communication
          -------------------------

          a. Fund Company shall arrange with Schwab, or a mailing agent designated or approved by Schwab, for the distribution of the materials listed below to all of Schwab's customers who hold Fund shares, which distribution shall be so arranged by Fund Company as to occur immediately upon the effective date of the materials:

          i. All proxy or information statements prepared for circulation to shareholders of record of such Fund;
          ii.     Annual reports;
          iii.    Semi-annual reports;
          iv.     Quarterly reports (if applicable); and
          v.      All updated prospectuses, supplements and amendments thereto.

Fund Company shall be responsible for providing the materials and for Schwab or the mailing agent's fees in connection with this service as well as for timely distribution. Fund Company agrees to have Schwab or the mailing agent consolidate mailings of material to shareholders of more than one Fund if the mailing is identical for all Funds in the Fund Company family.

          b. In addition to the materials listed above, Fund Company agrees to provide directly to Schwab all prospectuses, statements of additional information and supplements and amendments thereto, and annual and other periodic reports for each Fund in amounts reasonably requested by Schwab for distribution to its customers. Fund Company is obligated to supply these materials to Schwab in a timely manner so as to allow Schwab, at its own expense, to send current prospectuses and statements of additional information and periodic reports, immediately upon their effective dates, to customers and prospective customers requesting them through Schwab. Schwab will also send a current Fund prospectus with purchase trade confirmations for the initial purchase of a Fund. Fund Company shall notify Schwab immediately of any change to a Fund's prospectus.

          c. If Schwab acts as clearing broker in an omnibus relationship with a correspondent bank or broker ("Correspondent"), upon the request of Schwab, Fund Company shall also provide to Schwab, in a timely manner, sufficient supplies of Fund materials identified in Sections 12(a) and 12(b) for Schwab to give to Correspondent for the distribution of such materials to Correspondent's customers who hold Fund shares.

          d. Fund Company shall ensure that the prospectus of each of its Funds discloses that a broker may charge transaction fees on the purchase and/or sale of Fund shares. Fund Company shall also ensure that either the prospectus, or the statement of additional information ("SAI") if the SAI is incorporated in the prospectus, of each of its Funds discloses (i) that the Fund has authorized one or more brokers to receive on its behalf purchase and redemption Orders;
(ii) that such brokers are authorized to designate other intermediaries to receive purchase and redemption Orders on the Fund's behalf; (iii) that the Fund will be deemed to have received a purchase or redemption Order when an authorized broker or, if applicable, a broker's authorized designee, receives the Order; (iv) that customer Orders will be priced at the Fund's Net Asset Value next computed after they are received by an authorized broker or the broker's authorized designee; (v) that the performance of the Fund may be compared in publications to the performance of various indices and investments for which reliable performance data is available; (vi) that the performance of the Fund may be compared in publications to averages, performance rankings, or other information prepared by recognized mutual fund statistical services; and
(vii) that the annual report contains additional performance information and will be made available to investors upon request and without charge. If adequate disclosure is not currently contained in the prospectus (including any incorporated SAI), then it may be added at the next regular printing of the prospectus.

          e. Schwab mails statements to its customers on a monthly basis (or as to accounts in which there has been no activity in a particular month, no less frequently than quarterly) showing, among other things, the number of shares of each Fund owned by such customer and the net asset value of each such Fund as of a recent date.

          f. Schwab responds to customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates. With respect to Fund shares purchased by customers after the effective date of this Agreement, Schwab provides average cost basis reporting to assist customers in the preparation of income tax returns.

     13.  New Processing Systems
          ----------------------

          Fund Company agrees to cooperate to the extent possible with Schwab as Schwab develops and seeks to implement new processing systems for the MFMP.